Exhibit 10.33

SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is made and entered into effective as of December 31, 2016 (the “Effective Date”), by and between BioLife Solutions, Inc., a Delaware corporation (“BioLife”), and bioLogistex CCM, LLC, a Delaware limited liability company (“Client”). Each of BioLife and Client may be referred to herein individually as a “Party”, and collectively as the “Parties”.

WHEREAS, pursuant to that certain Contribution Agreement, dated effective as the Effective Date (the “Contribution Agreement”), by and among the Parties and Savsu Technologies, LLC, a Delaware limited liability company, BioLife is making certain contributions to Client subject to the terms and conditions set forth therein, including the entrance by the Parties into this Agreement, which is a material inducement for BioLife entering into and consummating the transactions contemplated by the Contribution Agreement; and

WHEREAS, Client desires to obtain from BioLife, and BioLife is willing to provide to Client, certain sales and marketing services as set forth in this Agreement to or on behalf of Client in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, conditions and provisions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I. SERVICES

1.1.          Services. Subject to the terms and conditions of this Agreement, BioLife will provide, or cause to be provided to Client and its subsidiaries, the sales and marketing services set forth on Schedule A hereto (collectively, the “Services”). Client acknowledges that, except as otherwise consented to by BioLife in writing, the Services shall be provided only with respect to Client or its subsidiaries, and Client shall not be entitled to performance of any Service for the benefit of any person other than Client or its subsidiaries without the written consent of BioLife. Any or all of the Services may be modified in any respect upon mutual written agreement of BioLife and Client.

1.2.          Employee Cooperation. BioLife will cause its employees providing the Services (“BioLife Employees”) to cooperate with the employees of Client and its subsidiaries (“Client Employees”), but BioLife will not have any other duty or obligation with respect to Client Employees (except for any Services that are expressly provided to or on behalf of Client Employees pursuant to Schedule A). Client shall, and shall cause its subsidiaries and the Client Employees to, cooperate with the provision by or on behalf of BioLife of the Services hereunder, including providing any information or documentation necessary or appropriate for the provision of the Services or the invoicing of the Monthly Fee, Commissions and Expenses (each term as defined below) and complying with applicable law and the terms of any thirdparty agreements used by BioLife in providing the Services.

1.3.          Standard of Performance; Limited Warranty. BioLife will perform, or will cause to be performed, the Services (a) in a commercially reasonable manner and level of service, and (b) in all material respects in accordance with applicable laws. Except as provided in this Section 1.3, BioLife does not make any warranty concerning the Services, and the warranty in this Section 1.3 is in lieu of, and BioLife hereby disclaims, any and all other warranties, express or implied, including any warranty or merchantability or fitness for a particular purpose.

ARTICLE II. charges

2.1.        Monthly Fee. On each of (i) the first business day after Effective Date, (ii) February 1, 2017 and (iii) the first day of each of the next ten (10) calendar months thereafter during the Term (as defined below), Client shall pay to BioLife the amount of $10,000 (the “Monthly Fee”), by wire transfer of immediately available funds to an account specified in writing by BioLife to Client, which Monthly Fee shall be in addition to any Commissions, Expenses or other amounts payable under this Agreement.

2.2.        Commissions.

(a)          In exchange for causing the provision of the Services hereunder, BioLife will be entitled to receive from Client a commission (the “Commissions”) during the first three (3) years of the Term (the “Initial Term”) equal to twenty percent (20%) of the BioLife Customer Revenue. For purposes of this Agreement, “BioLife Customer Revenue” shall mean the gross revenues of Client or its subsidiaries from any customer account resulting from a BioLife generated marketing lead and/or sales activity (a “BioLife Customer Account”) (including any contracts or agreements generated with such customer account and any renewals or extensions thereof). With respect to any customer account of Client or its subsidiaries for which both BioLife and Client had significant involvement in its generation (which for the avoidance of doubt will exclude any Persons who are or have been customers of BioLife or its subsidiaries at or prior to the Effective Date), such customer account will be a BioLife Customer Account, but the Parties will negotiate reasonably and in good faith a written agreement by the Parties providing that the BioLife Customer Revenue from such BioLife Customer Account will be reduced by a percentage (as reasonably agreed by the Parties acting in good faith) attributable to Client’s portion of such joint efforts with respect to such BioLife Customer Account generation. For any portion of the Term (as defined below) after the Initial Term, the Commissions shall instead be equal to ten percent (10%) of the BioLife Customer Revenue. The Commissions shall be calculated quarterly in arrears.

(b)          On the fifteenth (15th) day after each calendar quarter, Client shall (i) deliver a written statement to BioLife (the “Commission Statement”) setting forth its good faith determination of the Commissions owed to BioLife for the immediately preceding calendar quarter, along with a line item description of the gross sales by customer for Client and its subsidiaries, showing the dates and amounts thereof, for the immediately preceding calendar quarter, and specifying each BioLife Customer Account and the applicable BioLife Customer Revenue, all in sufficient detail to verify its determination of the amount of Commissions owed to BioLife for such calendar quarter, and (ii) pay to BioLife an amount equal to the Commissions for the immediately preceding calendar quarter as set forth in the Commission Statement.

(c)          BioLife will have a period of forty-five (45) days after its receipt of a Commission Statement to dispute the determination of the Commissions for the calendar quarter set forth therein. In connection with its review of the Commission Statement, Client will, and will cause its representatives to, provide BioLife and its representatives with reasonable access to the books and records, personnel and properties of Client and its subsidiaries, and any other information reasonably requested by BioLife or its representatives in connection with such review. In the event that BioLife provides Client with a written notice (an “Objection Notice”) during such forty-five (45) day period objecting to the determination of the Commissions for the applicable calendar quarter set forth in the Commission Statement, including any determination of whether any customer account is a BioLife Customer Account or whether the revenue from such customer is BioLife Customer Revenue, BioLife and Client shall meet and attempt in good faith to resolve such objections for a period of twenty (20) days after the delivery of the Objection Notice. In the event that the Parties fail to come to agreement during such twenty (20) day period, either Party may resolve such dispute in accordance with the dispute resolution procedure as set forth in Section 5.9. If BioLife does not provide an Objection Notice within forty-five (45) days after its receipt of a Commission Statement, then except in the case of fraud on the part of Client or its representatives, the Commission Statement shall be deemed to be final and binding on the Parties with respect to the determination of the Commissions for the calendar quarter covered thereunder.

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(d)          During the Term and, if applicable, any Tail Period, Client will use its commercially reasonable efforts to ensure that it has sufficient inventory available, provides quality customer warranty service and provides other services as reasonably necessary or appropriate to support the sales by Client and its subsidiaries to BioLife Customer Accounts during such periods.

2.3.        Expenses. In addition to the payment of the Monthly Fee and the Commissions, Client will promptly reimburse BioLife for all reasonable direct costs and expenses incurred by or on behalf BioLife in connection with the performance of the Services to the extent pre-approved by Client (“Expenses”). BioLife shall invoice Client for all Expenses for each calendar month or any portion thereof, as applicable, within thirty (30) days following the end of such calendar month; provided, that any failure by BioLife to provide an invoice within such time period shall not relieve Client of its obligation to pay an invoice provided or otherwise received after such date. Within thirty (30) days following receipt of an invoice, Client will pay or cause to be paid to BioLife, by wire transfer of immediately available funds to an account specified in writing by BioLife to Client, and without set off, the Expenses contained in such invoice.

2.4.        Default. Without limiting any other rights or remedies of BioLife under this Agreement or applicable law, if Client fails to pay any amounts owed to BioLife hereunder when due, interest will accrue on the amount payable thereunder at a per annum rate equal to the prime rate of interest (as published in the Wall Street Journal on the due date of such invoice) plus three percent (3%), compounded monthly.

2.5.        Audit Rights. Without limiting Section 2.2(c), BioLife shall have the right during the Term and for a period of one (1) year thereafter (unless there is a Tail Period (as defined below), in which case such right shall continue until one (1) year after the end of the Tail Period), upon its reasonable request, to, directly or indirectly through BioLife’s representatives, audit the books, records, files and facilities of Client and its subsidiaries relating to its sales and marketing activities for transactions that took place in the immediately preceding six (6) calendar quarters; provided, that BioLife and its representatives will use their commercially reasonable efforts during such audit not to unreasonably disturb the businesses of Client and its subsidiaries. Unless otherwise consented to by Client, BioLife may conduct any audit under this Section 2.5 at any time during regular business hours and no more frequently than semi-annually.

ARTICLE III. TERM AND TERMINATION

3.1.        Term. This Agreement will begin effective as of the Effective Date and continue indefinitely unless terminated in accordance with Section 3.2 below (the “Term”).

3.2.        Termination of Agreement. This Agreement may be terminated as follows:

(a)          the Parties may terminate this Agreement at any time by mutual written agreement;

(b)          beginning ninety (90) days prior to the end of the Initial Term, either Party may terminate this Agreement for any reason or no reason after giving ninety (90) days’ prior written notice to the other Party of such termination;

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(c)          Client may terminate this Agreement with ninety (90) days’ prior written notice to BioLife in the event that any of the following occurs: (i) both of Michael Rice and Jim Mathers are no longer officers, employees or independent contractors of BioLife or any of its subsidiaries; (ii) BioLife sells or transfers (other than an affiliate of BioLife) all of the equity interests that it owns in Client; or (iii) there is a Change of Control (as defined below) of BioLife;

(d)          BioLife may terminate this Agreement with ninety (90) days’ prior written notice to Client in the event that either of the following occurs: (i) Savsu sells or transfers (other than an affiliate of Savsu) all of the equity interests that it owns in Client; or (ii) there is a Change of Control of Savsu; and

(e)          either Party may terminate this Agreement upon written notice to the other Party if the other Party: (i) has violated or breached this Agreement in any material respect and such violation or breach has not been cured within thirty (30) days after receipt of written notice thereof by such violating or breaching Party; or (ii) is adjudicated insolvent and/or bankrupt, a receiver or trustee is appointed for such other Party or its property, a petition for reorganization or arrangement under any bankruptcy or insolvency law is approved for such other Party or its property or such other Party files a voluntary petition in bankruptcy or consents to the appointment of a receiver or trustee.

For purposes of this Agreement, a “Change of Control” with respect to any person means the occurrence of any of the following: (A) a merger, consolidation, corporation reorganization or other business combination where upon consummation of the transaction, shareholders of such person immediately prior to the consummation of the transaction will hold less than a majority of the aggregate voting power of the equity securities of such person or the successor entity, (B) the sale or transfer (other than to an affiliate of such person) of all or substantially all of the assets of such person and its subsidiaries, taken as a whole, in one transaction or a combination or series of related transactions, or (C) the sale or transfer of a majority of the voting power of the equity interests of such person, in one transaction or a combination or series of related transactions.

3.3.        Effect of Termination.

(a)          The Parties’ obligations under Sections 1.2 and 1.3, Articles II, IV, V and VI and this Section 3.3 will survive the termination of this Agreement. Subject to the other provisions of this Agreement, no Party shall be relieved of liability for any violation or breach of this Agreement by such Party prior to the termination of this Agreement.

(b)          Notwithstanding anything to the contrary contained herein, in the event that either (i) Client terminates this Agreement pursuant to Section 3.2(b) or 3.2(c) or (ii) BioLife terminates this Agreement pursuant to Section 3.2(d) or 3.2(e), then for a period of twelve (12) months following such termination (the “Tail Period”), BioLife will be entitled to receive Commissions equal to ten percent (10%) of the BioLife Customer Revenue during the Tail Period. The Commissions during the Tail Period shall be calculated quarterly in arrears, and determined and paid using the procedures set forth in Sections 2.2(b) and 2.2(c).

ARTICLE IV. LIMITATION OF LIABILITY; INDEMNIFICATION

4.1.        Limitation of Liability. Notwithstanding anything to the contrary contained herein, including Sections 1.3 and 4.2:

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(a)          BioLife shall have no responsibility or liability to Client or its subsidiaries in connection with the provision of the Services except to the extent caused by the gross negligence, willful misconduct or fraud of BioLife or its affiliates or their respective officers, directors or employees in providing the Services; provided, that if BioLife fails to cause any of the Services to be provided in accordance with the requirements of Section 1.3, BioLife shall be required to use commercially reasonable efforts to either correct errors so that such Services, as corrected, satisfy the requirements of Section 1.3 or have such Services re-performed properly in accordance with requirements of Section 1.3, in either case, at no additional cost or expense to Client or its subsidiaries. If Client observes any nonconformance with the Service, BioLife must be promptly notified, allowing for necessary corrections.

(b)          The maximum liability of BioLife and its representatives to Client or its representatives or any Client Indemnitee for Losses for any and all causes whatsoever, and Client’s maximum remedy, regardless of the form of action, whether in contract, tort or otherwise, shall be limited to the amount of Commissions received by BioLife under this Agreement during the twelve (12) month period preceding the event giving rise to the claim, suit or other legal proceeding.

(c)          In no event shall BioLife or its representatives be liable to Client or its representatives or any Client Indemnitee for any lost data, lost profits, business interruption or for any indirect, incidental, special, consequential, exemplary or punitive damages arising out of or relating to the Services (except to the extent that any such damages are actually awarded to a third party under a Third Party Claim for which BioLife is required to provided indemnification under Section 4.2(a)), even if Client or its representatives or other Client Indemnitee has been advised of the possibility of such damages, and notwithstanding the failure of essential purpose of any limited remedy.

4.2.        Indemnification.

(a)          Subject to Section 4.1 and this Section 4.2, BioLife shall indemnify Client and its successors and assigns (collectively, the “Client Indemnitees”) in respect of, and defend and hold them harmless from and against, any and all claims, charges, actions, suits, proceedings, costs of investigation, judgments, liens, liabilities, losses, damages, deficiencies, taxes, interest, dues, penalties, fines, amounts paid in settlement and costs and expenses (including court costs and reasonable attorneys’ or other professionals’ fees and expenses) (collectively, “Losses”) suffered, incurred or sustained by a Client Indemnitee to the extent caused by or resulting from (i) the gross negligence, willful misconduct or fraud of BioLife or its affiliates or their respective officers, directors or employees in connection with the provision of Services under this Agreement or (ii) a breach by BioLife of this Agreement other than in connection with the provision of Services.

(b)          Subject to Section 4.1 and this Section 4.2, Client shall indemnify BioLife and its successors and assigns (collectively, the “BioLife Indemnitees”, and any Client Indemnitee or BioLife Indemnitee, an “Indemnitee”) in respect of, and defend and hold them harmless from and against, any and all Losses suffered, incurred or sustained by a BioLife Indemnitee (i) to the extent caused by or resulting from a breach by Client of this Agreement or (ii) in connection with this Agreement or the Services provided hereunder except to the extent caused by or resulting from the gross negligence, willful misconduct or fraud of BioLife or its affiliates or their respective officers, directors or employees in connection with the provision of Services under this Agreement.

(c)          The amount of any Losses for which indemnification is provided under this Section 4.2 will be computed net of any insurance proceeds or other amounts under indemnification or contribution agreements with unaffiliated third parties actually received by an Indemnitee on account of such Losses. If the amount of any indemnifiable Losses, at any time following the payment of an indemnification obligation, is offset or reduced by the payment of any insurance proceeds or third party indemnification or contribution proceeds, the amount of such insurance proceeds or third party indemnification or contribution proceeds, less any costs, expenses, premiums or taxes incurred in connection therewith (including any future increase in insurance premiums, retroactive premiums, costs associated with any loss of insurance and replacement thereof or self-insured component of such insurance coverage) shall be promptly repaid to the Indemnitor (as defined in Section 4.2(e) below).

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(d)          Subject to Section 4.1, and except for claims for specific performance, injunctive relief or other equitable remedies, the Indemnitees’ rights to indemnification as set forth in this Section 4.2 will be their exclusive remedy with respect to any Losses arising out of the matters covered by this Agreement other than to terminate this Agreement as set forth in Article III.

(e)          In the event any claim in respect of which an Indemnitee might seek indemnity under this Section 4.2 is asserted against or sought to be collected from such Indemnitee by a third person (a “Third Party Claim”), the Indemnitee shall promptly deliver written notice of such Third Party Claim (a “Claim Notice”) to the Party against whom indemnification is sought under this Section 4.2 (the “Indemnitor”), which Claim Notice must include a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnitee’s claim against the Indemnitor under this Section 4.2, together with the amount or, if not then reasonably determinable, the estimated amount (which estimate will not be conclusive of the final amount for which the Indemnitor shall be responsible with respect to such Third Party Claim), determined in good faith, of the Loss arising from such Third Party Claim; provided, that the failure of the Indemnitee to give timely notice of any such Third Party Claim will not relieve the Indemnitor of its indemnification obligations hereunder except to the extent that such failure has actually prejudiced the Indemnitor. The Indemnitor shall have the right to control the defense of such Third Party Claim at its sole cost and expense, including the right to settle such Third Party Claim, so long as the Indemnitor (i) notifies the Indemnitee within thirty (30) days from its receipt of a Claim Notice that it elects to assume such defense and that it is required to provide indemnification to the Indemnitee with respect to such Third Party Claim and (ii) provides the Indemnitee with reasonably sufficient evidence of its ability to satisfy such Third Party Claim in full along with all other outstanding Third Party Claims; provided, that the Indemnitor may compromise or settle such Third Party Claim only with the consent of the Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the Indemnitor shall not have the right to assume or control the defense of any Third Party Claim if at any time prior to, during or subsequent to the Indemnitor’s delivery of notice of its assumption of the defense of a Third Party Claim, representation of both the Indemnitee and the Indemnitor by the same counsel would be prohibited by rules or regulations governing the professional conduct of such counsel due to actual or potential differing interests between them. If the Indemnitor has assumed the defense of a Third Party Claim in accordance with this Section 4.2(e): (A) the Indemnitee shall cooperate with the Indemnitor and its counsel in contesting any Third Party Claim, including in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person (other than the Indemnitor or any of its affiliates or any affiliate of the Indemnitee); and (B) the Indemnitee may, at its sole cost and expense, retain separate counsel to participate in, but not control, any defense or settlement of any Third Party Claim. In the event that the Indemnitor does not elect to assume control of the Third Party Claim or otherwise is not entitled to control such Third Party Claim in accordance with this Section 4.2(e), the Indemnitee may control the defense of such Third Party Claim and seek indemnification as permitted by this Article IV with respect to such Third Party Claim. The Parties (and any other Indemnitee) shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of reasonable, documented, out-of-pocket expenses) to the defending party, employees and agents of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim. Notwithstanding any other provision of this Section 4.2, the Indemnitor shall not have indemnification obligations with respect to any settlement or compromise of any Third Party Claim entered into by an Indemnitee without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld, delayed or conditioned).

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(f)          In the event any Indemnitee should have a claim under this Section 4.2 against any Indemnitor that does not involve a Third Party Claim, the Indemnitee shall promptly deliver written notice of such claim to the Indemnitor, which notice shall specify the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount (which estimate will not be conclusive of the final amount for which the Indemnitor shall be responsible with respect to such claim), determined in good faith, of the Loss arising from such claim; provided, that the failure of the Indemnitee to give timely notice of any such claim will not relieve the Indemnitor of its indemnification obligations hereunder except to the extent that such failure has actually prejudiced the Indemnitor.

4.3.        Force Majeure. BioLife shall not be required to provide any Service and shall not be liable to Client or it subsidiaries for failure to perform or delays in performing any part of the Services if such failure or delay results from an act of god, war, terrorism, revolt, revolution, sabotage, actions of a governmental authority, laws, embargo, fire, strike, other labor trouble or any other cause or circumstance reasonably beyond the control of BioLife (any of the foregoing, a “Force Majeure”). Upon the occurrence of any Force Majeure which results in, or will result in, delay or failure to perform according to the terms of this Agreement, BioLife will promptly give notice to Client of such occurrence and the effect and/or anticipated effect of such occurrence. BioLife will use its commercially reasonable efforts to minimize disruptions in its performance, to resume performance of its obligations under this Agreement as soon as reasonably practicable and to assist Client in obtaining, at its sole expense, an alternative source for the affected Services.

ARTICLE V. MISCELLANEOUS

5.1.        Confidentiality. Client shall, and shall cause its respective representatives to: (a) treat and hold in strict confidence any BioLife Confidential Information, and not use for any purpose (other than in connection with this Agreement), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the BioLife Confidential Information without the prior written consent of the BioLife; (b) in the event the Client or its representatives becomes legally compelled to disclose any BioLife Confidential Information, to provide the BioLife with prompt written notice of such requirement so that BioLife or an affiliate thereof may seek a protective order or other remedy or so that BioLife may waive compliance with this Section 5.1; and (c) in the event that such protective order or other remedy is not obtained, or BioLife waives compliance with this Section 5.1, to furnish only that portion of such BioLife Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise their commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such BioLife Confidential Information. As used in this Agreement, “BioLife Confidential Information” means the terms and provisions of this Agreement and any information concerning the Services, the business or operations of BioLife, or, to the extent disclosed in connection with this Agreement or the transactions contemplated hereby, all confidential and or proprietary information of BioLife, including trade secrets, customer lists, details of customer or consultant contracts, pricing policies, operational methods and marketing plans or strategies, and any information disclosed to BioLife by third parties to the extent that it has an obligation of confidentiality in connection therewith; provided, however, that BioLife Confidential Information shall not include any information which, at the time of disclosure, is generally available publicly and was not disclosed in breach of this Agreement by Client or its representatives.

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5.2.         Relationship of Parties. BioLife will (a) be deemed to be an independent contractor with respect to the provision of Services hereunder, (b) not be considered (nor will any of its directors, officers, employees, contractors or agents be considered) an employee, commercial representative, partner, franchisee or joint venturer of Client as a result of or in connection with this Agreement or the provision of the Services hereunder and (c) have no duties or obligations in connection with this Agreement beyond those expressly provided in this Agreement with respect to the provision of Services. No Party will have as a result of this Agreement any authority, absent express written permission from the other Party, to enter into any agreement, assume or create any obligations or liabilities, or make representations on behalf of the other Party.

5.3.         Interpretation. When a reference is made in this Agreement to Articles, Sections or Schedules, such reference will be to an Article or Section of or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context otherwise requires, (i) words in the singular include the plural and vice versa and (ii) the use in this Agreement of a pronoun in reference to a person includes the masculine, feminine or neuter, as the context may require. All Schedules hereto will be deemed part of this Agreement and included in any reference to this Agreement. As used in this Agreement, the term (i) “business day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to close, (ii) “person” means any natural person, corporation, limited liability company, partnership, trust, joint venture or other business entity, unincorporated association, organization or enterprise or governmental entity, (iii) “affiliate” means, as applied to any person, any other person directly or indirectly controlling, controlled by or under direct or indirect common control with, such person, where “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise, and (iv) “representatives” means, as to any person, such person’s affiliates and the managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants) of such person or its affiliates. For purposes of this Agreement, each Party shall not be treated as an affiliate or representative of the other Party. This Agreement will not be interpreted or construed to require any Party to take any action, or fail to take any action, if to do so would violate any applicable law.

5.4.         Joint Participation. Both Parties have participated in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by both Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

5.5.         Amendment: Waiver. This Agreement may be amended, modified or supplemented only by the written agreement of the Parties hereto. Except as otherwise provided in this Agreement, the failure by any Party to comply with any obligation, covenant, agreement or condition under this Agreement may be waived by the Party entitled to the benefit thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any Party to enforce at any time any of the provisions of this Agreement will in no way be construed to be a waiver of any such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any Party hereafter to enforce each and every such provision. No waiver of any breach of such provisions will be held to be a waiver of any other or subsequent breach.

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5.6.         Notices. All notices, approvals and consents provided for herein shall be in writing and be given in person, by nationally recognized overnight courier, by U.S. mail or by means of facsimile or other means of electronic document delivery, and shall become effective: (a) on delivery if given in person; (b) on the date of affirmative confirmation of receipt if sent by facsimile or other means of electronic document delivery; (c) one (1) business day after delivery to the overnight service; or (d) three (3) business days after being mailed, with proper postage and documentation, for first-class registered or certified mail, prepaid, in any case, to the address of the Party underneath the signature of such Party on the signature page hereto, as such address may be modified by written notice of such Party in accordance with the requirements of this Section 5.6.

5.7.         Successors and Assigns; Third Party Beneficiaries. This Agreement will be binding upon and will inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign this Agreement, or any of its rights or liabilities hereunder, without the prior written consent of the other Party hereto, and any attempt to make any such assignment without such consent will be null and void. Nothing in this Agreement is intended to confer on any person other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

5.8.         Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

5.9.         Dispute Resolution. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or an application for enforcement of a resolution under this Section 5.9) arising out of, related to, or in connection with this Agreement (a “Dispute”) shall be governed by this Section 5.9. The Parties agrees that any Dispute will be submitted to and determined exclusively by binding arbitration in Nassau County, New York, before a single arbitrator from the Judicial Arbitration Mediation Service (“JAMS”) selected in accordance with the commercial arbitration rules of JAMS then in effect (the “Rules”), which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under commercial contracts. Such arbitration shall be conducted in accordance with such Rules and this Agreement, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of controversy. To the extent that the Rules and this Agreement are in conflict, the terms of this Agreement shall control. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of New York. Each Party shall submit a proposal for resolution of the Dispute to the arbitrator within thirty (30) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any Party to do, or to refrain from doing, anything consistent with this Agreement and applicable law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant Party (or Parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. Each Party shall pay for its own costs and attorneys’ fees, if any. The fees, costs and expenses of the arbitrator will be borne by the non-prevailing party. Notwithstanding the foregoing in this Section 5.9, BioLife shall have the right in accordance with Section 5.10 to seek injunctive or other equitable action in any court of competent jurisdiction in connection with any actual or alleged breach of this Agreement.

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5.10.       Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement will be governed by and construed in accordance with the internal laws of the State of New York, without regard to any applicable conflict of laws principles. Subject to Section 5.9, each Party irrevocably agrees that any legal suit, action or proceeding or counter-claim with respect to this Agreement, the transactions contemplated hereby, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another Party hereto or its successors or permitted assigns (a “Proceeding”) may be brought and determined in any federal or state court located in Nassau County, New York (and any appellate courts thereof), and each Party hereby (a) irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts, (b) agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s address in accordance with Section 5.6 shall be effective service of process for any Proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 5.10, and (c) waives and covenants not to assert or plead, by way of motion, as a defense or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that such Proceeding is brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Proceeding. Each Party knowingly and irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

5.11.       Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. If there is any conflict or inconsistency between the terms and conditions set forth in the main body of this Agreement and the Schedules hereto, the provisions of the Schedules shall control with respect to the rights and obligations of the Parties regarding the Services.

5.12.       Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic document delivery), each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Services Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

BIOLIFE SOLUTIONS, INC.

By:
Name: Roderick de Greef
Title: Chief Financial Officer

Address for Notice:	with a copy (which shall not constitute notice) to:

BioLife Solutions, Inc. 3303 Monte Villa Parkway, Suite 310 Bothell, Washington 98021 Attention: Michael Rice, CEO Telephone No.: (425) 402-1400 Email: mrice@BioLifeSolutions.com

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Sarah Williams, Esq.

           Matthew A. Gray, Esq.

Telephone No: (212) 370-1300

Fax: (212) 370-7889

Email: swilliams@egsllp.com

           mgray@egsllp.com

BIOLOGISTEX CCM, LLC

By:
Name: Michael Rice
Title: President

Address for Notice	With a copy (which shall not constitute notice) to:

bioLogistex CCM, LLC 160 Sweet Hollow Road Old Bethpage, NY 11804 Attention: Bruce McCormick, President Telephone No.: (516) 752-7882 Facsimile No.: (516) 752-7951 Email: b.mccormick@savsu.com	Meltzer, Lippe, Goldstein & Breitstone, LLP
190 Willis Avenue
Mineola, NY 11501
Attention:  Ira R. Halperin, Esq.
Telephone No.:  (516) 747-0300
Facsimile No.:  (516) 747-0653
Email: ihalperin@meltzerlippe.com

[Signature Page to Services Agreement]

Schedule A
Services

Description of Service

1.	Customer acquisition and other sales activities targeting evo opportunities in the biobanking, drug discovery, and regenerative medicine market segments where biopreservation media opportunities are present (the “BioLife Markets”), to leverage BioLife’s current customer relationships and ability to offer a portfolio of complementary biopreservation tools including media and evo. Client will market and sell to non-media market segments such as vaccine storage and shipment.

2.	Marketing and promotion of evo and Client SaaS at biopreservation media trade shows, with total event costs shared equally by BioLife and Client and with each Party bearing expenses for their respective personnel attending the event. At Client’s request, marketing and promotion of evo and Client SaaS at non-biopreservation media trade shows, with total event costs and BioLife personnel costs borne by Client. Notwithstanding the foregoing, BioLife’s expenses with the respect to the foregoing shall only be reimbursed to the extent pre-approved by Client.

3.	Solely for the 6-month period commencing on the Effective Date, support of evo customers and prospects engaged before the Effective Date and closed afterward by BioLife in the referenced BioLife Markets including order fulfillment, customer onboarding and training, ongoing app support, and evo warranty and out of warranty repairs or replacements for customers that BioLife closed.

4.	Commercial input into ongoing product development efforts on the evo and Client Saas application as requested by Client.

A-1